EXHIBIT 4.9
                        REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of February 12, 1999, is made and entered into by and between The Female Health Company, a Wisconsin corporation (the "Company"), and KINGSBRIDGE CAPITAL LIMITED (the "Investor").

     WHEREAS, the Company and the Investor have entered into that certain Consulting Agreement, dated as of the date hereof (the "Consulting Agreement"), pursuant to which the Investor will provide certain consulting services to the Company;

     WHEREAS, pursuant to the terms of, and in partial consideration for, the Investor entering into the Consulting Agreement, the Company has issued to the Investor a warrant dated as of the date hereof, exercisable from time to time within four (4) years following the six-month anniversary of the date of issuance (the "Warrant") for the purchase of an aggregate of up to 100,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") at a price specified in such Warrant;

     WHEREAS, pursuant to the terms of, and in partial consideration for, the Investor's agreement to enter into the Consulting Agreement, the Company has agreed to provide the Investor with certain registration rights with respect to the Common Stock issuable upon exercise of the Warrant (the "Warrant Shares");

     NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, in the Warrant, and in the Consulting Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows (capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Warrant):

                                  ARTICLE I
                             REGISTRATION RIGHTS

Section 1.1. REGISTRATION STATEMENTS.

     (a) Filing of Registration Statement. Subject to the terms and conditions of this Agreement, the Company shall file with the SEC within one hundred eighty (180) days following the Subscription Date a registration statement on Form SB-2 or other appropriate form under the Securities Act (the "Registration Statement") for the registration of the resale by the Investor of the Warrant Shares.

     (b) Effectiveness of the Registration Statement. The Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC by no later than two hundred forty (240) days after Subscription Date and to insure that the Registration Statement remains in effect for a period of two (2) years, subject to the terms and conditions of this Agreement.

     (c)  Failure to Obtain Effectiveness of Registration Statement. In the
event the Company fails for any reason to obtain the effectiveness of a
Registration Statement within the time period set forth in Section 1.1(b), the
Company shall pay to the Investor, within three (3) Trading Days of the date by



which such Registration Statement was required to have been declared effective, $10,000 in immediately available funds into an account designated by the Investor; provided, however, that such amount shall not be payable with respect to the postponement of the effectiveness of a Registration Statement (or use of the underlying prospectus) pursuant to Section 1.1(e). Any such payment shall be made by wire transfer of immediately available funds to an account designated by the Investor.

     (d) Failure to Maintain Effectiveness of Registration Statement. In the event the Company fails to maintain the effectiveness of a Registration Statement (or the underlying prospectus) throughout the period set forth in
Section 4.2, other than temporary suspensions as set forth in Section 1.1(e), and the Investor holds any Warrant Shares at any time during the period of such ineffectiveness (an "Ineffective Period"), the Company shall pay to the Investor in immediately available funds into an account designated by the Investor an amount equal to one percent (1%) of the aggregate Exercise Price of all of the Warrant Shares then held by the Investor for each full calendar month (or pro rata portion thereof for any partial month) of an Ineffective Period. Such amounts shall not be payable with respect to suspensions of the effectiveness of a Registration Statement (or use of the underlying prospectus), in accordance with Section 1.1(e). Such payments shall be made on the first Trading Day after the earliest to occur of (i) the expiration of the Commitment Period, (ii) the expiration of an Ineffective Period, (iii) the expiration of the first month of an Ineffective Period and (iv) the expiration of each additional month during an Ineffective Period.

     (e)  Deferral or Suspension During a Blackout Period. Sections 1.1 (c) and
(d) notwithstanding, if the Company shall furnish to the Investor notice signed by the Chairman and Chief Executive Officer of the Company stating that the Board of Directors of the Company has, by duly authorized resolution, determined in good faith that it would be seriously detrimental to the Company and its shareholders for the Registration Statement to be filed (or remain in effect) and it is therefore essential to defer the filing of such Registration Statement (or temporarily suspend the effectiveness of such Registration Statement or use of the related prospectus) (a "Blackout Notice"), the Company shall have the right (i) immediately to defer such filing for a period of not more than thirty (30) days beyond the date by which such Registration Statement was otherwise required hereunder to be filed or (ii) suspend such effectiveness for a period of not more than thirty (30) (any such deferral or suspension period of up to thirty days, a "Blackout Period"). The Investor acknowledges that it would be seriously detrimental to the Company and its shareholders for such Registration Statement to be filed (or remain in effect) during a Blackout Period and therefore essential to defer such filing (or suspend such effectiveness) during such Blackout Period and agrees to cease any disposition of the Warrant Shares during such Blackout Period. The Company may not utilize any of its rights under this Section 1.1(e) to defer the filing of a Registration Statement (or suspend its effectiveness) more than twice in any twelve (12) month period.

     (f) Liquidated Damages. The Company and the Investor hereto acknowledge and agree that the sums payable under subsections 1(c) or 1(d) above shall constitute liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in such subsections bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred in connection with any failure by the Company to obtain or maintain the effectiveness of a



Registration Statement, (iii) one of the reasons for the Company and the Investor reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Company and the Investor are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                  ARTICLE II
                           REGISTRATION PROCEDURES

Section 2.1. FILINGS; INFORMATION. The Company will effect the registration of the Warrant Shares in accordance with the intended methods of disposition thereof. Without limiting the foregoing, the Company in each such case will do the following as expeditiously as possible, but in no event later than the deadline, if any, prescribed therefor in this Agreement:

     (a) The Company shall (i) prepare and file with the SEC a Registration Statement on Form SB-2 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies, that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Warrant Shares to be registered thereunder in accordance with the provisions of this Agreement and in accordance with the intended method of distribution of such Warrant Shares); (ii) use reasonable best efforts to cause such filed Registration Statement to become and remain effective (pursuant to Rule 415 under the Securities Act or otherwise) for a period of two years; (iii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the time period prescribed by
Section 1.1(b); and (iv) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Investor set forth in such Registration Statement.

     (b) The Company shall file all necessary amendments to the Registration Statement in order to effectuate the purpose of this Agreement and the Warrant.

     (c) Five (5) Trading Days prior to filing the Registration Statement or prospectus, or any amendment or supplement thereto (excluding amendments deemed to result from the filing of documents incorporated by reference therein), the Company shall deliver to the Investor and one firm of counsel representing the Investor, in accordance with the notice provisions of Section 4.8, copies of the Registration Statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the Investor and such counsel, and thereafter deliver to the Investor and such counsel, in accordance with the notice provisions of Section 4.8, such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Registration Statement (including each preliminary prospectus) and such other documents or information as the Investor or counsel may reasonably request in order to facilitate the disposition of the Warrant Shares.

     (f)  The Company shall deliver, in accordance with the notice provisions of Section 4.8, to each seller of Warrant Shares covered by the Registration
Statement such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus



contained in the Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such seller's Warrant Shares, and such other documents, as such seller may reasonably request to facilitate the disposition of its Warrant Shares.

     (g) After the filing of the Registration Statement, the Company shall promptly notify the Investor of any stop order issued or threatened by the SEC in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     (h) The Company shall use its reasonable best efforts to (i) register or qualify the Warrant Shares under such other securities or blue sky laws of such jurisdictions in the United States as the Investor may reasonably (in light of its intended plan of distribution) request, and (ii) cause the Warrant Shares to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Investor to consummate the disposition of the Warrant Shares ; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (h), subject itself to taxation in any such jurisdiction, or consent or subject itself to general service of process in any such jurisdiction.

     (i) The Company shall immediately notify the Investor upon the occurrence of any of the following events in respect of the Registration Statement or related prospectus in respect of an offering of Warrant Shares: (i) receipt of any request by the SEC or any other federal or state governmental authority for additional information, amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Warrant Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus.

     (j) The Company shall enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Warrant Shares (whereupon the Investor may, at its option, require that any or all of the representations, warranties and covenants of the Company also be made to and for the benefit of the Investor).




     (k) The Company shall make available to the Investor (and will deliver to Investor's counsel), subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the SEC and the Company, its counsel or its auditors concerning the Registration Statement and will also make available for inspection by the Investor and any attorney, accountant or other professional retained by the Investor (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers and employees to supply all information reasonably requested by any Inspectors in connection with the Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided, however, that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors' obligation not to disclose such Records; and, provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records that counsel has advised the Inspectors that the Inspectors are compelled to disclose. The Investor agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Investor after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its affiliates unless and until such information is made generally available to the public. The Investor further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

     (l) The Company shall otherwise comply with all applicable rules and regulations of the SEC, including, without limitation, compliance with applicable reporting requirements under the Exchange Act.

     (m) The Company shall appoint a transfer agent and registrar for all of the Warrant Shares covered by such Registration Statement not later than the effective date of such Registration Statement.

     (n)  The Company may require the Investor to promptly furnish in writing to the Company such information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the SEC or the National Association of Securities Dealers.  The
Investor agrees to provide such information requested in connection with such registration promptly and in any event within ten (10) business days after receiving such written request and the Company shall not be responsible for any



delays in obtaining or maintaining the effectiveness of the Registration Statement caused by the Investor's failure to timely provide such information.
Section 2.2. REGISTRATION EXPENSES. In connection with each Registration Statement, the Company shall pay all registration expenses incurred in connection with the registration thereunder (the "Registration Expenses"), including, without limitation: (i) all registration, filing, securities exchange listing and fees required by the National Association of Securities Dealers, (ii) all registration, filing, qualification and other fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Warrant Shares), (iii) all word processing, duplicating, printing, messenger and delivery expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred by the Company in connection with any listing of the Warrant Shares,
(vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company, (vii) the fees and expenses of any special experts retained by the Company in connection with such registration and (viii) all reasonable fees and expenses of one firm of counsel for the Investor retained as the Investor's counsel with respect to such Registration Statement up to an amount of $5,000. The underwriting fees, discounts, transfer taxes or commissions, if any, attributable to the sale of Warrant Shares, which shall be payable by each holder of Warrant Shares pro rata on the basis of the number of Warrant Shares of each such holder that are included in a registration under this Agreement.

                                 ARTICLE III
                       INDEMNIFICATION AND CONTRIBUTION

Section 3.1. INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, together with the partners, affiliates, officers, directors, employees and duly authorized agents of such controlling person or entity (collectively, the "Controlling Persons"), from and against any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of investigating and defending any such claim) (collectively, "Damages"), joint or several, and any action or proceeding in respect thereof to which the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, and any Controlling Person, may become subject under the Securities Act or otherwise, as incurred, insofar as such Damages (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or in any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement relating to the Warrant Shares or arises out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, and each such Controlling Person, for any legal and other expenses reasonably incurred by the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, or any such Controlling
Person, as incurred, in investigating or defending or preparing to defend against any such Damages or actions or proceedings; provided, however, that the Company shall not be liable to the extent that any such Damages arise out of



the Investor's failure to send or give a copy of the final prospectus or supplement to the persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Warrant Shares to such person if such statement or omission was corrected in such final prospectus or supplement; provided, further, that the Company shall not be liable to the extent that any such Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Investor or any other person who participates as an underwriter in the offering or sale of such securities, in either case, specifically stating that it is for use in the preparation thereof; provided, further, that the Company shall not be liable to the extent that any such Damages arise out of or are based upon the gross negligence or willful misconduct of the Investor.

Section 3.2. INDEMNIFICATION BY THE INVESTOR. The Investor agrees to indemnify and hold harmless the Company and each of its Controlling Persons from and against any Damages suffered by the Company and/or each of its Controlling Persons insofar as such Damages arise directly from the gross negligence or willful misconduct of the Investor or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a Registration Statement, or any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Investor or any other person who participates as an underwriter in the offering or sale of such securities, in either case, specifically stating that it is for use in the preparation thereof.

Section 3.3.   CONDUCT OF INDEMNIFICATION PROCEEDINGS.  Promptly after receipt by any person or entity in respect of which indemnity may be sought pursuant to
Section 3.1 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person or entity against whom such indemnity may be sought
(the "Indemnifying Party"), notify the Indemnifying Party in writing of the claim or the commencement of such action.  In the event an Indemnified Party shall fail to give such notice as provided in this Section 3.2 and the
Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Section 3.1 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying
Party from any liability that it may have to an Indemnified Party otherwise than under Section 3.1.  If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the
Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the
Indemnified Party.  After notice from the Indemnifying Party to the Indemnified
Party of its election to assume the defense of such claim or action, the
Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation;
provided, however, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons



who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of the Company and such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

Section 3.4. OTHER INDEMNIFICATION. Indemnification similar to that specified in the preceding paragraphs of this Article 3 (with appropriate modifications) shall be given by the Company and the Investor with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act. The provisions of this Article III shall be in addition to any other rights to indemnification, contribution or other remedies which an Indemnified Party may have pursuant to law, equity, contract or otherwise.

Section 3.5. CONTRIBUTION. If the indemnification and reimbursement obligations provided for in any section of this Article III is unavailable or insufficient to hold harmless the Indemnified Parties in respect of any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages as between the Company on the one hand and the Investor on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Investor in connection with such statements or omissions, as well as other equitable considerations. The relative fault of the Company on the one hand and of the Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this



Section 3.4, the Investor shall in no event be required to contribute any amount in excess of the amount by which the total price at which the Warrant Shares of the Investor were sold to the public (less underwriting discounts and commissions) exceeds the amount of any damages which the Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE IV
                                MISCELLANEOUS

Section 4.1. NO OUTSTANDING REGISTRATION RIGHTS. The Company represents and warrants to the Investor that, except as disclosed in public documents filed with the SEC, there is not in effect on the date hereof any agreement by the Company pursuant to which any holders of securities of the Company have a right to cause the Company to register or qualify such securities under the Securities Act or any securities or blue sky laws of any jurisdiction.

Section 4.2. TERM. The registration rights provided to the holders of Warrant Shares hereunder shall terminate on the earlier of (i) the fourth anniversary hereof, (ii) the date on which all of the Warrant Shares have been issued and resold by the Warrant Holders under the Registration Statement or pursuant to a valid exemption from registration under the Securities Act and
(iii) the date on which the Warrant is automatically terminated pursuant to
Section 14 thereof.  Notwithstanding the foregoing, paragraphs (c) and (d) of
Section 1.1, Article III, Section 4.8, and Section 4.9 shall survive the termination of this Agreement.

Section 4.3. RULE 144. The Company will file in a timely manner, information, documents and reports in compliance with the Securities Act and the Exchange Act and will, at its expense, promptly take such further action as holders of Warrant Shares may reasonably request to enable such holders of Warrant Shares to sell Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act ("Rule 144"), as such Rule may be amended from time to time, or
(b) any similar rule or regulation hereafter adopted by the SEC. If at any time the Company is not required to file such reports, it will, at its expense, forthwith upon the written request of any holder of Warrant Shares, make available adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144 or such other information as necessary to permit sales pursuant to Rule 144. Upon the request of the Investor, the Company will deliver to the Investor a written statement, signed by the Company's principal financial officer, as to whether it has complied with such requirements.

Section 4.4.   CERTIFICATE.  The Company will, at its expense, forthwith upon the request of any holder of Warrant Shares, deliver to such holder a certificate, signed by the Company's principal financial officer, stating (a)
the Company's name, address and telephone number (including area code), (b) the
Company's Internal Revenue Service identification number, (c) the Company's
Commission file number, (d) the number of shares of each class of Stock outstanding as shown by the most recent report or statement published by the
Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the



date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

Section 4.5. AMENDMENT AND MODIFICATION. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by both parties to this Agreement. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the holders of a majority of the then outstanding Warrant Shares. Notwithstanding the foregoing, the waiver of any provision hereof with respect to a matter that relates exclusively to the rights of holders of Warrant Shares whose securities are being sold pursuant to a Registration Statement and does not directly or indirectly affect the rights of other holders of Warrant Shares may be given by holders of at least a majority of the Warrant Shares being sold by such holders; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence. No course of dealing between or among any Person having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 4.6. SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Investor may assign its rights under this Agreement to any subsequent holder the Warrant Shares, provided that the Company shall have the right to require any holder of Warrant Shares to execute a counterpart of this Agreement as a condition to such holder's claim to any rights hereunder, provided further that such holder is an "accredited investor" as defined in Rule 501 of Regulation D. This Agreement, together with the Investment Agreement and the Warrant(s) sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

Section 4.7. SEPARABILITY. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 4.8. NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and shall be (i) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered by reputable air courier service with charges prepaid, or (iii) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day



following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:
                   The Female Health Company
                   919 North Michigan Avenue
                   Suite 2208
                   Attention: O.B. Parrish
                   Chairman and Chief Executive Officer
                   Chicago, Illinois  60611
                   Telephone: (312) 280-2281
                   Facsimile: (312) 280-9360

with a copy (which shall not constitute notice) to:

                   Reinhart, Boerner, Van Deuren, Norris & Rieselbach 1000 North Water Street
                   Suite 2100
                   Milwaukee, Wisconsin  53202
                   Attention: David Krosner, Esq.
                   Telephone: (414) 298-1000
                   Facsimile:

if to the Investor:

                   Kingsbridge Capital Limited
                   c/o Kingsbridge Corporate Services Limited
                   Main Street
                   Kilcullen, County Kildare
                   Republic of Ireland
                   Attention: Adam Gurney
                   Telephone: 011-353-45-481-811
                   Facsimile: 011-353-45-482-003

with a copy (which shall not constitute notice) to:

                   Rogers & Wells LLP
                   200 Park Avenue, 52nd Floor
                   New York, NY  10166
                   Attention:  Keith M. Andruschak, Esq.
                   Telephone: (212) 878-8570
                   Facsimile: (212) 878-8375

Either party hereto may from time to time change its address or facsimile number for notices under this Section 4.8 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

Section 4.9. GOVERNING LAW. This Agreement shall be construed under the laws of the State of Wisconsin.

Section 4.10. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.



Section 4.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 4.12. FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.13. ABSENCE OF PRESUMPTION. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 4.14. REMEDIES. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                   THE FEMALE HEALTH COMPANY

                   By:________________________
                   O.B. Parrish
                   Chairman and Chief Executive Officer


                   KINGSBRIDGE CAPITAL LIMITED

                   By:_________________________________
                   Valentine O'Donoghue Director